October 7, 1996

                                                                      EXHIBIT 12
MFS/Sun Life Series Trust
One Sun Life Executive Park
Wellesley Hills, Massachusetts
Sun Growth Variable Annuity Fund, Inc.
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02181

    Re: Exchange of Assets of Sun Growth Variable Annuity Fund, Inc. for
      Voting Shares of the Money Market Series of the MFS/Sun Life Series Trust

Ladies and Gentlemen:

    You have requested our opinion concerning certain United States Federal income tax consequences of a proposed exchange of assets of Sun Growth Variable Annuity Fund, Inc. ("Sun Growth") for shares of the Money Market Series of the MFS/Sun Life Series Trust (the "Series Trust"). As to questions of fact material to the opinions expressed herein, we have reviewed, relied upon and assumed the facts stated and representations made in the Series Trust's preliminary registration statement on Form N-14 dated October 7, 1996 (the "Registration Statement"), including the combined prospectus/proxy statement, supplemental proxy materials, and the Agreement and Plan of Reorganization forming parts thereof.

    This opinion is expressly conditioned upon the facts as set out below. Further, this opinion assumes and is conditioned upon the fact that, for all periods through and including the Closing Date (as defined below), the Money Market Series and Sun Growth have qualified and each will continue to qualify as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and have complied and will continue to comply with the requirements of Subchapter M (including in particular Sections 851(a), 851(b) and 852(a) thereof). (All section references herein are to the Code and the regulations promulgated thereunder.)

                                     FACTS

    Sun Growth and the Money Market Series of the Series Trust are regulated investment companies subject to taxation under Subchapter M of the Code. The Series Trust and Sun Growth have entered into an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which all of the assets of Sun Growth (including, without limitation, portfolio securities, dividends and interest receivable, cash and other assets), less that amount of cash necessary to discharge known liabilities of Sun Growth, as described below, will be transferred to the Money Market Series of the Series Trust in exchange solely for voting shares of the Money Market Series. (The date on which this exchange occurs is referred to herein as the "Closing Date.") As soon as practicable after the Closing Date, Sun Growth will dissolve and distribute to its stockholders in liquidation, in accordance with each stockholder's proportionate ownership of Sun Growth, all of the Money Market Series shares received by Sun Growth in the exchange. At the same time all issued and outstanding shares of Sun Growth will be cancelled.

    To comply with the distribution requirements of Subchapter M, immediately prior to the transfer of assets contemplated by the Agreement, Sun Growth will declare and distribute to its stockholders a cash dividend (the "Closing Date Dividend") of substantially all of its undistributed net investment income and realized capital gains, if any, earned since December 31, 1995. (All such amounts earned prior to that date have already been distributed.) It is possible that Sun Growth will need to liquidate portfolio assets in order to pay the Closing Date Dividend. It is anticipated that the total amount of the Closing Date Dividend will be less than five percent of Sun Growth's total net assets immediately prior to the distribution.

    Sun Growth intends to retain a cash reserve for the payment of its known expenses and liabilities on the Closing Date. Because Sun Growth has few known liabilities, it is anticipated that the amount of cash retained to meet such liabilities will be minimal and in no case more than five percent of its total assets. Any balance remaining after the payment of expenses and liabilities will be delivered to the Money Market Series

MFS/Sun Life Series Trust
Sun Growth Variable Annuity Fund, Inc.
October 7, 1996
Page 2
within six months after the Closing Date in exchange for additional Money Market Series shares. Such additional shares will then be distributed to the former Sun Growth stockholders.(1) The Money Market Series will assume any liabilities of Sun Growth unknown as of the Closing Date.

    Neither the Series Trust nor Sun Growth will pay any expenses in connection with the carrying out of the transactions contemplated by the Agreement. Rather, these expenses will be borne directly by Sun Life Assurance Company of Canada (U.S.) ("Sun Life of Canada (U.S.)"), the parent of the investment adviser to the Series Trust and Sun Growth.

    Both the Series Trust and Sun Growth were established by Sun Life of Canada (U.S.) as vehicles for investment by variable accounts established by Sun Life of Canada (U.S.) which, in turn, fund benefits under variable contracts issued by Sun Life of Canada (U.S.) and certain of its affiliates. All of Sun Growth's shares currently are owned by Sun Life of Canada (U.S.) through two of its variable accounts, Sun Life of Canada (U.S.) Variable Accounts A and B ("Variable Accounts A and B"). Sun Life of Canada (U.S.) established the Series Trust to fund certain other variable accounts established by Sun Life of Canada (U.S.) and its affiliates. The Series Trust issues nineteen separate series of shares, including the Money Market Series.

    The Board of Directors of Sun Growth will submit the transactions contemplated by the Agreement to the Sun Growth stockholders for approval at a special meeting called for that purpose. Sun Life of Canada (U.S.) will solicit voting instructions with respect to all of the Sun Growth shares from owners of and payees under the variable contracts funded by Variable Accounts A and B (the "Contract Owners") and will vote the shares of Sun Growth in accordance with the instructions given by the Contract Owners. All shares of Sun Growth will be voted, and shares for which no instructions are received from Contract Owners will be voted in the same proportion as the shares for which instructions have been given.

    Sun Life of Canada (U.S.), the Series Trust and Sun Growth have represented that the following statements are true as of the date hereof and will be true as of the Closing Date:

         1. The fair market value of the shares of the Money Market Series received by each Sun Growth stockholder will be approximately equal to the fair market value of the shares of Sun Growth surrendered in the exchange.

         2. There is no plan or intention on the part of the stockholders of Sun Growth, and to the best of the knowledge of Sun Life of Canada (U.S.) and Sun Growth, there is no plan or intention on the part of the Contract Holders, to sell, exchange, or otherwise dispose, or to cause the sale, exchange or other disposition, of a number of Money Market Series shares received in the transaction that would reduce the ownership of Money Market Series shares by the stockholders of Sun Growth to a number of shares having a value, as of the date of the transaction, of less than fifty percent of the value of all of the formerly outstanding shares of Sun Growth as of the same date. For purposes of this representation, shares of Sun Growth exchanged for cash or other property or exchanged for cash in lieu of fractional shares of the Money Market Series will be treated as outstanding Sun Growth stock on the date of the transaction. Shares of Sun Growth and of the Money Market Series held by Sun Growth stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction also will be considered in making this representation.

         3. The Money Market Series will acquire at least ninety percent of the fair market value of the net assets and at least seventy percent of the fair market value of the gross assets held by Sun Growth immediately prior to the transactions. For purposes of this representation, all amounts paid by Sun Growth to stockholders who receive cash or other property and all redemptions and distributions (except for regular, normal dividends) made immediately preceding the transfer of any assets to the

------------------------
(1) Since the reserve for liabilities will equal, as nearly as possible, Sun Growth's known liabilities, it is not expected that the Sun Growth stockholders will in fact receive any additional Money Market Series shares.
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MFS/Sun Life Series Trust
Sun Growth Variable Annuity Fund, Inc.
October 7, 1996
Page 3
    Money Market Series will be included as assets of Sun Growth held immediately prior to the transactions. For purposes of this representation, amounts retained to meet liabilities, the Closing Date Dividend and other dividends declared in anticipation of the transactions will be treated as assets held by Sun Growth immediately prior to the transactions.

         4. The reserve for liabilities retained by Sun Growth will be equal, as nearly as possible, to Sun Growth's known liabilities on the Closing Date.

         5. Sun Life of Canada (U.S.) will pay or assume only those expenses of Sun Growth that are solely and directly related to the transactions in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B.187, and the total amount of Sun Growth's reorganization expenses paid by Sun Life of Canada (U.S.), together with the total liabilities of Sun Growth assumed by the Money Market Series, will not, in any event, exceed twenty percent of the gross fair market value of Sun Growth's assets.

         6. The Series Trust has no plan or intention to reacquire any of the shares of the Money Market Series issued in the transactions.

         7. The Money Market Series has no plan or intention to sell or otherwise dispose of any assets of Sun Growth acquired in the transactions, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         8. Sun Growth will distribute the stock, securities and other property it receives in the transactions, and its other properties, if any, in pursuance of the Plan of Reorganization.

         9. The liabilities of Sun Growth assumed by the Money Market Series and the liabilities to which the transferred assets of Sun Growth are subject were incurred by Sun Growth in the ordinary course of its business.

        10. Following the transactions, the Money Market Series will continue the historic business of Sun Growth or use a significant portion of Sun Growth's historic business assets in its business.

        11. There is no intercorporate indebtedness existing between the Series Trust and Sun Growth that was issued, acquired, or will be settled at a discount.

        12. The Series Trust does not own, directly or indirectly, nor has the Series Trust owned during the past five years, directly or indirectly, any shares of Sun Growth.

        13. Neither of Sun Growth or the Money Market Series is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.(2)

        14. The fair market value of the assets of Sun Growth transferred to the Money Market Series will equal or exceed the sum of the liabilities assumed by the Money Market Series, plus the amount of liabilities, if any, to which the transferred assets are subject.

        15. Sun Growth is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    You have requested our opinion to the effect that, for federal income tax purposes, (1) the transaction contemplated by the Agreement will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code, and Sun Growth and the Money Market Series will each qualify as "a party to the reorganization," (2) no gain or loss will be recognized by Sun Growth as a result of the transaction, (3) no gain or loss will be recognized by the Sun Growth stockholders upon their receipt of shares of the Money Market Series in exchange for their Sun Growth shares, (4) the basis of the Money Market Series shares received by the Sun Growth stockholders pursuant to such exchange will be the same as the basis of the

------------------------
(2) Under Section 368(a)(2)(F), a merger involving two or more "investment companies" is not a reorganization with respect to any such investment company. By its terms, however, this exclusion does not apply to regulated investment companies, such as Sun Growth and the Money Market Series.
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MFS/Sun Life Series Trust
Sun Growth Variable Annuity Fund, Inc.
October 7, 1996
Page 4
Sun Growth stock in their respective hands immediately prior to the exchange, and (5) provided that the shares of Sun Growth constitute capital assets in the hands of the Sun Growth stockholders, the holding period of the Money Market Series shares received by the Sun Growth stockholders pursuant to the exchange will include the holding period of the Sun Growth shares held by them prior to the exchange.

                                   DISCUSSION

    Under Section 368(a)(1)(C), the term "reorganization" includes the acquisition by one corporation, in exchange solely for all or part of its voting stock, of "substantially all" of the properties of another corporation, and the subsequent liquidation of the latter corporation. Although the Series Trust is organized as a business trust under Massachusetts law, it is treated as a corporation for federal income tax purposes. SEE Treas. Reg. SectionSection 1.7701-2 and 1.7701-4(b); PLR 8506073 and PLR 8502022. Moreover, the Money
Market Series of the Series Trust is treated as a separate corporation for tax purposes. SEE Section 851(h). Thus, the requirements for a "C" reorganization must be applied to the Money Market Series as the Acquiring Party.

    The proposed transactions comply with the statutory requirements of a "C" reorganization. Under the Agreement, the Money Market Series will transfer solely voting shares to Sun Growth in exchange for the assets acquired from Sun Growth. For purposes of determining whether the Money Market Series exchanged "solely" voting shares, liabilities of Sun Growth assumed by the Money Market Series are disregarded. SEE Section 368(a)(1)(C); Treas. Reg. Section 1.368-2(d)(1). Further, the payment by Sun Life of Canada (U.S.) of all expenses of the Reorganization should not preclude compliance with the "solely for voting stock" requirement. SEE Rev. Rul. 73-54, 1973-1 C.B. 187 (payment of acquired party's reorganization expenses by acquiring party does not constitute consideration in addition to voting stock).(3)

    Based upon the representation that the assets transferred by Sun Growth will comprise at least ninety percent of the fair market value of its net assets and seventy percent of its gross assets held immediately prior to the transfer, Sun Growth will transfer "substantially all" of its properties to the Money Market Series in the Reorganization as required by Section 368(a)(1)(C). SEE Rev. Proc. 77-37, Section 3.01, 1977-2 C.B. 501; Rev. Proc. 86-42, Section 7.05(3), 1986-2
C.B. 722. The small amount of liquid assets retained by Sun Growth to pay off its known liabilities should not be considered in determining whether "substantially all" of its properties have been transferred. SEE Rev. Rul. 57-518, 1957-2 C.B. 253.

    Further, the distribution by Sun Growth of its 1996 income immediately prior to the exchange should not preclude compliance with the "substantially all" requirement. The determination of whether "substantially all" of the assets are acquired is based upon all of the facts and circumstances of the transaction. The Service has stated that for advance ruling purposes "redemptions and distributions (except for regular, normal distributions) made by the corporation immediately preceding the transfer and which are part of the plan of reorganization will be considered as assets held by the corporation immediately prior to the transfer." SEE Rev. Proc. 77-37, Section 3.01. As a regulated investment company under Subchapter M, Sun Growth is required to distribute annually at least 90 percent of its net dividend and interest income. SEE
Section 852(a). For valid business reasons, Sun Growth has in fact distributed in prior taxable years all of its income, including long-term capital gains. Because Sun Growth's taxable year will end at the time of the Reorganization, Sun Growth must distribute at least 90 percent of its 1996 ordinary income prior to the asset sale in order to qualify as a regulated investment company for 1996. A distribution at that time of all of its income, including long-term capital gains, would conform to Sun Growth's consistent past practice. As such, we

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(3) Even if the payment of Sun Growth's Reorganization expenses were deemed, in whole or in part, to be consideration in addition to voting stock, based upon the representations of Sun Life of Canada (U.S.), the Series Trust and Sun Growth that the total amount of such expenses, plus the Closing Date Dividend and all Sun Growth liabilities assumed by the Money Market Series, will not exceed twenty percent of the gross fair market value of Sun Growth's assets, we believe that the payment by Sun Life of Canada (U.S.) of the expenses of the Reorganization will not disqualify the Reorganization from treatment as a
Section 368(a)(1)(C) reorganization. See Section 368(a)(2)(B).

MFS/Sun Life Series Trust
Sun Growth Variable Annuity Fund, Inc.
October 7, 1996
Page 5
think that the proposed dividend should be considered a "regular, normal distribution" within the contemplation of Rev. Proc. 77-37, in which case it would be eliminated from the "substantially all" computation. SEE Rev. Proc. 86-42 Section 7.05(3).

    A further relevant circumstance is the fact that in the past all of Sun Growth's stockholders have elected to reinvest their dividends in Sun Growth. Assuming this pattern continues, all of the assets "distributed" with respect to such stockholders will in fact remain in corporate solution at the time of the exchange and will be acquired by the Money Market Series in satisfaction of the "substantially all" computation.

    However, even assuming that the cash reserve retained to pay liabilities and the Closing Date Dividend are treated as assets held by Sun Growth immediately prior to the transaction, Sun Growth has represented that the assets transferred by it will comprise at least ninety percent of the fair market value of its net assets and seventy percent of its gross assets held immediately prior to the transfer, which, for this purpose, includes these items. Thus, the transfer would satisfy the "substantially all" standard set out by the Service for advance ruling purposes. SEE Rev. Proc. 77-37, Section 3.01; Rev. Proc. 86-42,
Section 7.05(3).

    In addition to complying with the express statutory terms of Section 368(a)(1)(C), the following additional elements specified in Treasury Regulations SectionSection 1.368-1(a) and (d) must be present to permit a transaction to qualify as a reorganization: (1) a valid business purpose for the transaction; (2) "continuity of interest" in the acquiring corporation on the part of the stockholders of the acquired corporation; and (3) "continuity of business enterprise," I.E., the acquiring corporation must either (a) continue the acquired corporation's historic business or (b) use a significant portion of the acquired corporation's historic assets in its business.

    In the case of the proposed transaction, we are of the opinion that all of the requirements of SectionSection 1.368-1(a) and (d) will be satisfied. With respect to the business purpose for the transaction, we understand that it is expected to afford the stockholders of Sun Growth the advantages of economies of scale that will result in lower expenses, thereby potentially increasing the Sun Growth stockholders' net return.

    The Service has stated that, for purposes of obtaining an advance ruling, the "continuity of interest" requirement will be deemed to be satisfied where there is a continuing interest through stock ownership in the acquiring corporation on the part of the former stockholders of the acquired corporation equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired corporation. SEE Rev. Proc. 77-37, Section
3.02. We understand that Sun Life of Canada (U.S.) believes that it is unlikely that a substantial number of the Contract Owners plan or intend to cause the disposition or exchange of the Money Market Series shares received by Sun Growth in the transaction. Based upon this understanding and upon the representations of Sun Life of Canada (U.S.) that neither of Variable Accounts A and B has any plan or intention to dispose of, and, to its knowledge, the Contract Owners do not have any plan or intention to cause the disposition of, any of the Money Market Series shares Sun Growth will receive in the proposed transaction, we think that the continuity of interest requirement will be met.

    With respect to the "continuity of business enterprise" test, the Series Trust has represented that the Money Market Series will continue Sun Growth's business and will use all of the assets acquired from Sun Growth in its business. Accordingly, we think the continuity of business enterprise test will be met.

    Since all of the above requirements will be satisfied, the transaction should qualify as a "C" reorganization. Section 368(b)(2) provides that the term "party to a reorganization" includes both the transferor and the transferee where properties are transferred pursuant to a reorganization. Thus, both Sun Growth and the Money Market Series will be "parties to the reorganization."

    Section 361(a) provides that no gain or loss shall be recognized if one party to a reorganization exchanges property pursuant to a plan of reorganization solely for the stock of another party to the reorganization.
Section 357(a) provides, with certain exceptions not relevant here, that the general rule of Section 361 applies even where the transferee assumes liabilities of the transferor. Section 361(b) requires a company acquired pursuant to a 368(a)(1) reorganization to recognize gain up to the amount of boot
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MFS/Sun Life Series Trust
Sun Growth Variable Annuity Fund, Inc.
October 7, 1996
Page 6
received in the transaction unless the acquired company distributes such boot to its shareholders or creditors "in pursuance of the plan of reorganization." Because any amount of boot deemed to have been transferred to Sun Growth in connection with the Reorganization will be distributed to Sun Growth's stockholders in accordance with the requirements of Section 368(a)(1)(C), the gain recognition requirements of Section 361(b) will not apply to the transaction. Accordingly, no gain or loss will be recognized by Sun Growth as a result of the transfer of its assets pursuant to the proposed transaction.

    Section 354(a)(1) provides that no gain or loss will be recognized if stock in a party to a reorganization is, pursuant to a plan of reorganization, exchanged solely for stock in another party of the reorganization. The surrender of Sun Growth shares by Sun Growth's stockholders in exchange for the shares of the Money Market Series received by Sun Growth pursuant to the Reorganization falls within the non-recognition provisions of Section 354(a). SEE ALSO, Section 368(a)(2)(G). Thus, no gain or loss will be recognized by the Sun Growth stockholders upon their receipt of the shares of the Money Market Series in exchange for their Sun Growth shares. SEE Rev. Rul. 73-54, 1973-1 C.B. 187; Rev. Rul. 57-518, 1957-2 C.B. 253; Rev. Rul. 55-59, 1955-1 C.B. 35; PLR 8541112; PLR
8925088. Similarly, no gain or loss will be recognized by such stockholders as a result of their receiving additional Money Market Series shares pursuant to the later transfer to the Money Market Series of any excess cash retained by Sun Growth to meet known liabilities. SEE Rev. Rul. 71-364, 1971-2 C.B. 182; PLR 9148038; PLR 8946024.

    Further, no gain or loss will be recognized by the Money Market Series upon the receipt by it of the assets of Sun Growth (including any cash retained initially by Sun Growth to pay liabilities but later transferred to the Money Market Series) solely in exchange for Money Market Series shares (including fractional shares). SEE Section 1032; Rev. Rul. 71-364, 1971-2 C.B. 182.

    Section 358(a) provides that, where no gain or loss is recognized under a
Section 354 exchange, the exchanging stockholder assumes a basis in the stock received equal to the stockholder's basis in the stock exchanged. Accordingly, the basis of the Money Market Series shares received by the Sun Growth stockholders will be the same as their basis in the Sun Growth stock held immediately prior to the exchange.

    Section 1223(1) provides that the holding period of stock received in a tax-free exchange includes the holding period of stock exchanged therefor. Assuming that the Sun Growth shares were capital assets in the hands of the Sun Growth stockholders, under this provision the holding period of the Money Market Series shares received by such stockholders will include the holding period of the Sun Growth shares held by them prior to the exchange.

                                   CONCLUSION

    Based on the foregoing, it is our opinion that, for Federal income tax purposes, (1) the transaction contemplated by the Agreement will constitute a "reorganization" within the meaning of Section 368(a)(1)(C), and Sun Growth and the Money Market Series will each qualify as a "party to the reorganization,"
(2) no gain or loss will be recognized by Sun Growth as a result of the transaction, (3) no gain or loss will be recognized by the stockholders of Sun Growth upon receipt by them of shares of the Money Market Series in exchange for shares of Sun Growth, (4) the basis of the shares of common stock of the Money Market Series received by the stockholders of Sun Growth pursuant to such exchange will be the same as the basis of Sun Growth stock in their respective hands immediately prior to the exchange, and (5) provided the shares of Sun Growth stock are capital assets in the hands of the stockholders of Sun Growth, the holding period of the shares of the Money Market Series stock received by the stockholders of Sun Growth pursuant to the exchange will include the holding period of shares of Sun Growth held by them prior to the exchange.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement with respect to the proposed transactions.

MFS/Sun Life Series Trust
Sun Growth Variable Annuity Fund, Inc.
October 7, 1996
Page 7

    This opinion is being furnished to you in connection with the Agreement and the filing of the Registration Statement. It is not to be quoted, in whole or in part, except in the Registration Statement, and it is not to be referred to or relied upon in any other transaction and may not be filed with any governmental agency (except as set forth above) or other person without our prior written consent.

    The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

    No opinion is expressed as to the federal income tax consequences of any aspects of the proposed transaction or of any related transactions other than those aspects specifically covered above.

                                          Very truly yours,
                                          COVINGTON & BURLING